UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NutriSystem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-3012204
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	Zip Code

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

(Title of class)

Explanatory Note

This registration statement on Form 8-A is being filed to change the registration of the common stock, $0.001 par value (the “Common Stock), of NutriSystem, Inc., a Delaware corporation (the “Registrant”), from Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to Section 12(g) under the Exchange Act in connection with the listing of the Common Stock on the Nasdaq National Market (“Nasdaq”). The Common Stock is currently registered under Section 12(b) of the Exchange Act and is listed on the American Stock Exchange (“Amex”). The Registrant anticipates that the listing of the Common Stock on Amex will be terminated following the closing of trading on Amex on June 22, 2005 and that the listing of the Common Stock on Nasdaq will begin at the opening of trading on the Nasdaq on June 23, 2005 under the symbol “NTRI.”

Item 1. Description of Registrant’s Securities to be Registered.

As of June 20, 2005, the Registrant’s authorized Common Stock consisted of 100,000,000 shares, of which, 33,909,585 shares were outstanding.

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Subject to the rights of any preferred stock which may be outstanding at the time, holders of Common Stock have equal rights, share for share, to receive dividends when, as and if declared by the Board of Directors. The current policy of the Registrant’s Board of Directors is to retain all future earnings of the Registrant, if any, and not to pay cash dividends which, under the Delaware General Corporation Law (the “DGCL”), can only be paid from earnings. The payment of future dividends, if any, will be at the discretion of the Board of Directors and will depend upon many factors, including the Registrant’s earnings, financial position, capital requirements and other factors. Therefore, there can be no assurance as to future dividends.

The holders of shares of Common Stock do not have cumulative voting rights and, therefore, the holders of more than 50% of the voting power of the Registrant are able to elect all directors entitled to be elected by the stockholders. Membership on the Board of Directors is not classified.

In the event of any liquidation, dissolution or winding-up of the Registrant, holders of Common Stock will be entitled to share ratably in the assets of the Registrant available for distribution to stockholders, subject to the rights of any preferred stock which may be outstanding at the time.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation, filed August 17, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10-12G, File No. 000-28551, filed with the Securities and Exchange Commission on December 17, 1999).

3.2	Certificate of Amendment of Certificate of Incorporation, filed June 20, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, File No. 333-124561, filed with the Securities and Exchange Commission on May 3, 2005).

3.3	Certificate of Amendment of Certificate of Incorporation, filed May 6, 2003 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3, File No. 333-124561, filed with the Securities and Exchange Commission on May 3, 2005).

3.4	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10-12G, File No. 000-28551, filed with the Securities and Exchange Commission on December 17, 1999).

[Remainder of Page Intentionally Left Blank]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NutriSystem, Inc.

DATED: June 21, 2005	By:	/s/ James D. Brown
James D. Brown
Executive Vice President, Chief Financial Officer, Treasurer, and Secretary